EXHIBIT 3.1a

Articles of Amendment

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This document is entitled to be filed pursuant to sections 7-90-301 et seq. and 7-110-106, CF

ID number: 19991002814

Name: PROMOTORA VALLE HERMOSO, INC.

Jurisdiction: CO

Use of Restricted Words (if any of these terms are contained in an entity name, true name of an name or trademark stated in this document, make the applicable selection from the following list):

Do you wish to attach amendments associated with the filing? (you will be prompted for the attachment when form is submitted) [ No]

If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment:  [No]

Duration of the entity:  [x] Perpetual

Notice:

Causing this document to be delivered to the Secretary Of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.